Exhibit C

Stockholder Proxy Voting Results
The annual meeting of stockholders was held on June 15, 2012.  The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

1.  To elect four Class I Trustees.

No. of Shares
Richard C. Johnson
Affirmative	4,123,989
Withheld	62,009
TOTAL	4,185,998

G. Edward Powell
Affirmative	4,120,667
Withheld	65,331
TOTAL	4,185,998

Gregory A. Reid
Affirmative	4,127,166
Withheld	58,832
TOTAL	4,185,998

A. Haag Sherman
Affirmative	4,125,389
Withheld	60,609
TOTAL	4,185,998

Based upon votes required for approval, each of these matters passed.